Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-281373
November 6, 2024
Alkami Announces Launch of Proposed Secondary Offering of Common Stock by Selling Stockholders
PLANO, Texas, November 6, 2024 — Alkami Technology, Inc. (Nasdaq: ALKT) (“Alkami" or the “Company”), a leading cloud-based digital banking solutions provider for financial institutions in the U.S., today announced the launch of an underwritten secondary offering (the “Offering”) of an aggregate of 7,500,000 shares of the Company’s common stock to be sold by entities affiliated with General Atlantic (AL), L.P., S3 Ventures Fund III, L.P., George B. Kaiser and Brian R. Smith (collectively, the “Selling Stockholders”). The Selling Stockholders also expect to grant to the underwriter an option, exercisable for 30 days, to purchase up to an additional 1,125,000 shares of the Company’s common stock from the Selling Stockholders at the public offering price, less underwriting discounts and commissions. The Offering is subject to market and other conditions, and there can be no assurance as to whether, when or on what terms the Offering may be completed.
The Selling Stockholders will receive all of the net proceeds from the Offering. The Company will not sell any shares of its common stock in the Offering and will not receive any of the proceeds from the sale of shares of the Company’s common stock in the Offering.
J.P. Morgan Securities LLC is acting as the underwriter and sole book-running manager for the Offering.
The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to their right to reject any order in whole or in part.
The Offering is being made pursuant to an automatically effective shelf registration statement on Form S-3, which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) and became effective on August 8, 2024. The Offering will be made only by means of a free writing prospectus, prospectus supplement and accompanying prospectus that form a part of the registration statement. Before you invest, you should read the prospectus included in the registration statement, the documents incorporated by reference therein, the free writing prospectus, the prospectus supplement and any other documents that the Company may file with the SEC for more complete information about the Company and the Offering, when available, by visiting the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement, when available, and accompanying prospectus relating to the Offering may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com
This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities, in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Alkami
Alkami Technology, Inc. is a leading cloud-based digital banking solutions provider for financial institutions in the United States that enables clients to grow confidently, adapt quickly and build thriving digital communities. Alkami helps clients transform through retail and business banking, digital account opening, payment security, and data and marketing solutions.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains "forward-looking" statements relating to the size and timing of the Offering and the granting of an option to purchase additional shares of the Company’s common stock by the Selling Stockholders. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as "expects," "believes," "plans," or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied by the forward-looking statements. Factors that may materially affect such forward-looking statements include: our limited operating history and history of operating losses; our ability to manage future growth; our ability to attract new clients and retain and expand existing clients' use of our solutions; the unpredictable and time-consuming nature of our sales cycles; our ability to maintain, protect and enhance our brand; our ability to accurately predict the long-term rate of client subscription renewals or adoption of our solutions; our reliance on third-party software, content and services; our ability to effectively integrate our solutions with other systems used by our clients; intense competition in our industry; any downturn, consolidation or decrease in technology spend in the financial services industry, including as a result of recent closures of certain financial institutions and liquidity concerns at other financial institutions; our ability and the ability of third parties on which we rely to prevent and identify breaches of security measures (including cybersecurity) and resulting disruptions of our systems or operations and unauthorized access to client customer and other data; our ability to successfully integrate acquired companies or businesses; our ability to comply with regulatory and legal requirements and developments; our ability to attract and retain key employees; the political, economic and competitive conditions in the markets and jurisdictions where we operate; our ability to maintain, develop and protect our intellectual property; our ability to respond to evolving technological requirements to develop or acquire new and enhanced products that achieve market acceptance in a timely manner; our ability to estimate our expenses, future revenues, capital requirements, our needs for additional financing and our ability to obtain additional capital; statements about the Offering; the Selling Stockholders’ intention to grant the Underwriter an option to purchase additional shares; and other factors described in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations Contact
Steve Calk
ir@alkami.com
Media Relations Contacts
Marla Pieton
marla.pieton@alkami.com
Valerie Kerner
alkami@fullyvested.com